EXHIBIT 11

ACKNOWLEDGEMENT OF INDEPENDENT AUDITORS

We agree to the inclusion in this preliminary-offering circular of our report dated December XX, 2015, with respect to the consolidated financial statements of Cottonwood Multifamily REIT I, Inc.

\s\ Ernst & Young LLP

Salt Lake City, Utah

December XX, 2015